EXHIBIT 5.1

OPINION OF COUNSEL

OPINION OF KLETT ROONEY LIEBER & SCHORLING

August 13, 2004

Shiwana, Inc.

1320 Tower Road

Schaumburg, IL 60173

RE:	SHIWANA, INC. REGISTRATION STATEMENT ON FORM SB-2

Dear Ladies and Gentlemen:

We are serving as your counsel in connection with the issuance and sale by Shiwana, Inc. (the “Company”), as to certain Delaware corporate law matters and the federal securities law matters in connection with the registration statement on Form SB-2 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), being filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to an offering of 11,065,801 shares of Common Stock of the Company (the “Shares”).

In that regard, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of such documents, instruments and corporate records as we have deemed necessary or appropriate for the purposes of this opinion, including: (1) the Company’s Articles of Incorporation, as amended and Bylaws; (ii) certain resolutions of the Board of Directors; (iii) a specimen certificate of Common Stock; and (iv) the Registration Statement.

In rendering our opinion, we have assumed that the signatures on all documents examined by us are genuine, that all documents and corporate record books submitted to us as originals are accurate and complete, and that all documents submitted to us are true, correct and complete copies of the originals thereof.

Based upon the foregoing, we are of the opinion that as of the date hereof, the Shares have each been duly authorized for issuance and sale, and upon the effectiveness of the registration, when duly issued and countersigned and delivered and paid for in accordance with the provisions of the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Our opinions are limited solely to the General Corporation Law of the State of Delaware, and to the federal securities laws of the United States of America. We have not considered and express no opinion on the laws of other jurisdictions.

This opinion letter is limited to the matters expressly stated herein, no opinion may be inferred or implied beyond the matters expressly stated herein to be our opinion, and our opinions herein must be read in conjunction with the assumptions and qualifications set forth in this letter. The opinions and other statements herein are expressed as of the date hereof, and we undertake no responsibility to update the opinion expressed herein or advise you of any change in law or any new laws, regulations, judicial decisions or other developments which may be promulgated or which may otherwise occur in the future.

Very truly yours,

KLETT ROONEY LIEBER & SCHORLING
A PROFESSIONAL CORPORATION